Exhibit 99

General Cable Announces Board of Directors Appointment

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--July 29, 2014--General Cable Corporation (NYSE: BGC), announced today that its Board of Directors appointed Mr. Ned Hall to serve as an independent director of the Company until he stands for election at the 2015 Annual Meeting of Stockholders and until his successor is duly appointed and qualified. Mr. Hall will serve on the Board’s Nominating and Governance Committee. The appointment of Mr. Hall fills the vacancy created by Mr. Robert L. Smialek’s retirement and reinstates the Board’s size to seven members.

Mr. Hall is Executive Vice President – Chief Operating Officer of Atlantic Power Corporation, a publicly traded power generation and infrastructure company (NYSE: AT) (TSX: ATP), and he has served in that position since April 2, 2013. Prior to joining Atlantic Power, Mr. Hall spent more than 24 years working in the energy sector at AES Corporation, a publicly traded global electricity generation, transmission and distribution company (NYSE: AES). While at AES Corporation, Mr. Hall held various positions including Managing Director, Global Business Development from 2003 to 2005; President, Wind Generation from 2005 to 2008; President, North America from 2008 to 2011; and Chief Operating Officer, Global Generation from 2011 to 2013. Mr. Hall served as Chairman of the Board of American Wind Energy Association (“AWEA”) from 2010 to 2011, as a Member of the AWEA Board from 2005 to 2013, and currently serves as an advisor to AWEA’s Bylaws Task Force.

“We are very pleased to have Ned join the General Cable Board of Directors,” said Jack Welsh, Non-Executive Chairman of General Cable. “Ned brings to our Board a deep understanding of the global energy sector, as well as a record of achievement in operations that will complement our Board and benefit both the stockholders and management of General Cable."

“I look forward to having the benefit of Ned’s expertise given his over twenty-five years of experience in power generation, transmission and distribution companies,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable. “Ned has managed complex organizations as well as served on energy related Boards located in South America, Asia, Europe and North America. He knows firsthand the challenges and opportunities presented in the energy transmission and distribution sector, our largest single end market. Ned is also very familiar with all generation alternatives including fossil, hydro, wind, solar and biomass. Ned began his career as a mechanical engineer for New England Electric. He also spent four years in Hong Kong focused on Chinese development projects on behalf of AES.”

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, construction, specialty and communications markets. For more information about General Cable visit our website at www.generalcable.com.

Atlantic Power Corporation (NYSE: AT) (TSX: ATP) owns and operates a diverse fleet of power generation assets in the United States and Canada. Atlantic Power's power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices. Its power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,945 MW in which its aggregate ownership interest is approximately 2,024 MW. Its current portfolio consists of interests in twenty-eight operational power generation projects across eleven states in the United States and two provinces in Canada. Visit Atlantic Power Corporation’s website at www.atlanticpower.com.

CONTACT:
General Cable Corporation
Len Texter, Vice President, Investor Relations, 859-572-8684